Exhibit 12.2
                                                                       11/19/97

                              ALABAMA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1996 and the twelve months ended October 31, 1997

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

                                                                                                                       Twelve
                                                                                                                        Months
                                                                                                                        Ended
                                                                                                                     October 31,
                                                       ===========================================================
                                                          1992        1993         1994         1995        1996        1997
                                                       ------------------------Thousands of Dollars-------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                      $607,696     $608,050    $594,669     $628,304    $627,627    $638,062
      Federal and state income taxes                    172,003      167,021     242,569      186,856     191,167     205,706
      Deferred income taxes, net                         23,307       34,467     (32,536)      32,047      16,715       9,917
      Deferred  investment  tax credits                       -       (2,106)         (4)         (75)          -           -
      AFUDC - Debt funds                                  2,564        3,016       3,590        7,109       6,517       5,009
                                                       ---------    ---------   ---------    ---------   ---------   ---------
         Earnings  as defined                          $805,570     $810,448    $808,288     $854,241    $842,026    $858,694
                                                       =========    =========   =========    =========   =========   =========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $209,184     $186,779    $180,182     $183,199    $171,689    $176,425
   Interest  on interim  obligations                      3,704        3,760       5,939       16,917      20,617      20,929
   Amort of debt disc, premium  and expense, net          4,250        8,999       9,655       20,270       9,520       3,867
   Other interest  charges                               19,382       35,475      19,909       27,064      34,227      43,050
                                                       ---------    ---------   ---------    ---------   ---------   ---------
         Fixed charges as defined                       236,520      235,013     215,685      247,450     236,053     244,271
Tax  deductible   preferred  dividends                    1,884        1,830       1,605        1,605       1,605       1,605
                                                       ---------    ---------   ---------    ---------   ---------   ---------
                                                        238,404      236,843     217,290      249,055     237,658     245,876
                                                       ---------    ---------   ---------    ---------   ---------   ---------
Non-tax  deductible  preferred  dividends                33,302       27,729      24,630       25,464      24,997      18,356
Ratio  of net income  before  taxes to net income      x  1.523     x  1.530    x  1.549     x  1.564    x  1.522    x  1.541
                                                       ---------    ---------   ---------    ---------   ---------   ---------
Pref  dividend  requirements  before  income  taxes      50,719       42,425      38,152       39,826      38,045      28,287
                                                       ---------    ---------   ---------    ---------   ---------   ---------
Fixed  charges  plus  pref  dividend  requirements     $289,123     $279,268    $255,442     $288,881    $275,703    $274,163
                                                       =========    =========   =========    =========   =========   =========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                        2.79         2.90        3.16         2.96        3.05        3.13

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Note:  The above  figures  have  been  adjusted  to  give  effect  to  Alabama
       Power Company's 50% ownership of Southern Electric Generating  Company.